Exhibit 10.1

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made effective as of the 20 day of August, 2021.

BETWEEN:

CURRENCYWORKS, INC. having an address at 561 Indiana Court, Los Angeles, CA 90291 United States

(“CurrencyWorks”)

 AND:

FOGDOG ENERGY SOLUTIONS INC., having an address at 619 Everridge Drive SW, Calgary, Alberta, Canada, T2Y 5E5

(“Fogdog”)

WHEREAS:

A.	CurrencyWorks is a publicly-traded company that builds and operates FinTech platforms for digital currencies, security tokens and digital assets;

B.	CurrencyWorks has the resources and business access to enter into Bitcoin or other cryptocurrency mining operations and wishes to own and operate its own cryptocurrency mining machines and intends to use clean and free electricity power generated by Fogdog;

C.	Fogdog is a green energy technology company with an aim to eliminate landfills;

D.	Fogdog intends to secure and/or develop the technology to build and operate clean electricity power generation thermal units (each, a “Unit”) (the “Initial Unit”);

THIS AGREEMENT WITNESSES that, in consideration of the mutual agreements set forth in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CurrencyWorks and Fogdog (each, a “Party” and, together, the “Parties”) hereby agree as follows:

1.	Fogdog will provide CurrencyWorks with free of charge access to the electricity power generated from any Units build and operated by Fogdog in Canada or the United States of America for a period of five (5) years from the date that CurrencyWorks provides an advance to Fogdog pursuant to that certain Loan Agreement entered into by CurrencyWorks and Fogdog dated August 20, 2021 (the “Loan”), provided that CurrencyWorks is using such power to develop and operate cryptocurrency mining operations.

2.	Fogdog represents and warrants that the Initial Unit will generate electricity power based on the composition of the waste processed, and enable to operate up to 250 cryptocurrency mining machines.

3.	Fogdog maintains the right to build and operate other units that do not provide electricity power for other cryptocurrency mining operations.

4.	Fogdog hereby grants to CurrencyWorks a first right of refusal, for a period of five (5) years from the date of the Loan, to use at no charge any electricity power generated from any of the Units (other than the Initial Unit) provided that CurrencyWorks uses such power for cryptocurrency mining operations.

5.	Fogdog agrees on a best effort basis to ensure 50% of the Units manufactured by Fogdog are available for CurrencyWorks to generate electricity power for CurrencyWorks to operate cryptocurrency mining operations. Both Parties agree to mutually adjust this percentage (%) over the five (5) years as deemed necessary in good faith.

6.	In consideration of the covenants made by Fogdog in this Agreement, CurrencyWorks hereby grants to Fogdog share purchase warrants (the “Warrants”) to acquire up to 250,000 common shares of CurrencyWorks with the exercise price equal to the market price of the common shares of CurrencyWorks on the day prior to the grant of the Warrants. The Warrants will vest and become exerciseable upon repayment in full of the Loan and will expire if not vested within five (5) years from the date of issue.

7.	Except as and to the extent required by law or as agreed to by the Parties, neither Party will disclose or use, and will direct its respective officers, directors, employees, consultants, representatives (including any financial or other advisers) and agents, or any affiliate thereof (each, a “Representative”), not to disclose or use, any Confidential Information (as defined below) with respect to the other Party that is furnished, or to be furnished, by either Party or its respective Representatives to the other Party or its respective Representatives at any time or in any manner other than as may be agreed to by the disclosing Party. For purposes of this Section 5, “Confidential Information” means any information about a Party unless: (a) such information becomes publicly available through no fault of the receiving Party or its Representatives; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated in this Agreement; or (c) the furnishing or use of such information is required by, or necessary in connection with, legal proceedings. Upon the written request of a disclosing Party, the receiving Party will promptly return or destroy any Confidential Information in its possession with respect to the disclosing Party and certify in writing to the disclosing Party that it has done so.

8.	Each of the Parties will be responsible for and bear all of its own costs and expenses (including any Representative’s, broker’s or finder’s fees and/or expenses) incurred at any time in connection with pursuing or consummating the transactions contemplated in this Agreement.

9.	This Agreement, and all matters related hereto or arising herefrom, will be governed by, and construed in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable therein, and the Parties hereby attorn to the jurisdiction of the courts of competent jurisdiction of the Province of Alberta in any proceeding hereunder, related hereto, or arising herefrom.

10.	Each Party acknowledges and agrees that it has had the opportunity to seek independent legal advice with respect to the subject matter of this Agreement and hereby represents and warrants that it has sought independent legal advice or waives the opportunity to seek such advice.

11.	Each Party will, at its own cost, do or cause to be done all acts and things, execute and deliver, or cause to be executed and delivered, all agreements and documents, and provide any assurances, undertakings and information, as may be reasonably requested from time to time by the other Party in order to give effect to the transactions contemplated hereby or as may be required from time to time by any applicable regulatory authorities.

12.	Any notice delivered or sent by electronic mail or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully, to the address (physical or electronic), as the case may be, set out below. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

Notice details for:

CurrencyWorks:

CURRENCYWORKS, INC.

561 Indiana Court

Los Angeles, California, United States

90291

Name: Jimmy Geiskopf

Email: jimmy.geiskopf@currencyworks.io

Fogdog:

FOGDOG ENERGY SOLUTIONS INC.

619 Everridge Drive, SW

Calgary, Alberta, Canada

T2Y 5E5

Name: Marlon Lee Him
Email: marlon@fogdogenergy.com

13.	This Agreement may be executed in counterpart and such counterparts together shall constitute a single instrument. Delivery of an executed counterpart of this Agreement by electronic means, including by email transmission, by electronic delivery in portable document format (“.pdf”), or by DocuSign, shall be equally effective as delivery of a manually executed counterpart hereof. The Parties acknowledge and agree that in any legal proceedings between them respecting or in any way relating to this Agreement, each waives the right to raise any defense based on the execution hereof in counterparts or the delivery of such executed counterparts by electronic means.

14.	This Agreement may not be amended, modified, varied or supplemented except in writing signed by each of the Parties.

15.	The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

16.	If anything in this Agreement is unenforceable, illegal or void, then it is severed and the rest of this Agreement remains in full force and effect. Where a provision of this Agreement is prohibited or unenforceable, the Parties will negotiate in good faith to replace the invalid provision by a provision which is in accordance with applicable laws and which will be as close as possible to the Parties’ original intent, and appropriate consequential amendments (if any) will be made to this Agreement.

17.	This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date set forth above.

CURRENCYWORKS INC.

Per:
Name:	Jimmy Geiskopf
Title:	Lead Director

FOGDOG ENERGY SOLUTIONS INC.

Per:
Name:	Marlon Lee Him
Title:	President